Exhibit 99.03

CORPORATE PARTICIPANTS
Andrea Prochniak
AllianceBernstein Holding L.P. - Director - IR

Peter Kraus
AllianceBernstein Holding L.P. - Chairman of the Board and CEO

David Steyn
AllianceBernstein Holding L.P. - COO

Ed Farrell
AllianceBernstein Holding L.P. - Controller, Interim CFO

CONFERENCE CALL PARTICIPANTS
Marc Irizarry
Goldman Sachs - Analyst

Cynthia Mayer
BofA Merrill Lynch - Analyst

Christopher Spahr
Credit Agricole Securities - Analyst

William Katz
Citigroup - Analyst

Campbell Anthony
Macquarie Research Equities - Analyst

Michael Kim
Sandler O'Neill & Partners - Analyst

PRESENTATION

Operator

Thank you for standing by, and welcome to the AllianceBernstein second-quarter 2011 earnings review. At this time, all participants are in a listen-only mode. After the remarks, there will be a question-and-answer session, and I will give you instructions on how to ask a question at that time. As a reminder, this conference is being recorded and will be replayed for one week. I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Ms. Andrea Prochniak.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director - IR

Thank you, Sarah. Good morning, everyone, and welcome to our second-quarter 2011 earnings review. As a reminder, this conference call is being Webcast and accompanied by a slide presentation that can be found in the Investor Relations section of our website. On the call today we have our Chairman and CEO, Peter Kraus, our Chief Operating Officer, David Steyn, and our Controller and Interim CFO, Edward Farrell.

Now I'd like to draw your attention to the cautions regarding forward-looking statements on slide 2 of our presentation. Some of the information we present today is forward-looking and subject to certain SEC rules and regulations regarding disclosure. You can also find our cautions regarding forward-looking statements in the MD&A of our 2010 Form 10-K, and 2011 Form 10-Q filings. We filed our second quarter 2011 10-Q this morning. I'd also like to remind you that under Regulation FD, management may only address inquiries of a material nature from the investment community in a public forum, so please ask all such questions during this call. Now let me turn the call over to Peter.

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Final Transcript
Jul 29, 2011 / 12:00PM GMT, AB - Q2 2011 Alliancebernstein Holding L.P. Earnings Conference Call

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Thank you, Andrea. Good morning. Good afternoon. And good evening. Welcome to our second-quarter earnings call.

Without a doubt this quarter was a challenging one for us. Uncertainty around European debt, questions about the U.S. economy, and a flight from risk by U.S. equity investors impacted the market but also had a significant impact on both our investment performance and flows. Yet, even with these challenges we still made progress in executing our long-term strategy for positioning AB for success. I'm going to walk through our second quarter challenges and accomplishments. David will elaborate further in his remarks, and Ed's going to review the financials, and as always, we'll take questions at the end. So let me start.

Throughout our businesses, we spent the past 2 years focused on a long-term strategy to improve investment performance and restore client confidence, diversify our businesses across channels, services and geographies, develop innovative new products and services for our clients, and achieve greater operating leverage and better financial results. We're doing this by utilizing our firm-wide research talent, a core competency of the firm, and broadening our client offerings worldwide. Our strategy is working, and we've made new progress which we'll share with you today.

Beginning with performance, second quarter brought continued success in fixed income. We also delivered strong performance in equity services like small cap and mid cap growth and value. In fact, these teams were just named Manager of the Year by Institutional Investor, a terrific achievement for the teams and for the firm. We'll talk more in a minute about how many of our new strategies have outperformed as well. On the global front, we grew our European distribution platform and expanded our sell-side research footprint in Asia with new analysts that we have hired. We also had new wins in product innovation. We funded 2 new CRS mandates worth $1.2 billion, received a major new contribution from a long-standing client and just announced a major CRS win in the U.K., all of which added to our already-growing business.

In DAA, we added 3 of the nation's top insurers as clients during the second quarter, bringing our total to 5 and real asset strategy was a key to winning a $500 million institutional mandate in the quarter. This is our first institutional client to request a custom real asset portfolio from us, but it won't be the last. We stayed focused on managing expenses, pursuing new efficiencies. We've talked about managing staff through selective reductions and consistently applying meritocratic pay and review processes in the past. We're doing it, and we'll continue to do it. We also made continued progress in key rationalization initiatives in occupancy and G&A expenses, and we'll continue to focus on other expense reductions.

To improve our operating performance in significant ways and sustainable ways, we have to deliver for clients. Since the end of 2008 we've not only achieved strong performance in core businesses like fixed income and select equities, we have also successfully built out in areas like emerging markets, alternative CRS, DAA and other multi-asset products. In fixed income, AUM is up $51 billion since the end of 2008, and annualized fees are up $267 million. As non-U.S. grows, and we keep attracting net flows as we did in the second quarter, we see positive impact on our fee base continuing. The equity services that we highlight on this slide have also delivered the kind of performance that drives asset and fee growth.

AUM is up $23 billion, or nearly 60%, since the end of 2008, and annualized fees are up by $69 million, or 42%. Asset allocation strategies like CRS, DAA and real asset have doubled in size, by both AUM and fees, and alternative AUM is up $8 billion to a total of $13 billion today. Add all these together and you have AUM growth of more than $100 billion since the end of 2008, and annualized fee growth of nearly $430 million. Market appreciation has been important to that growth for sure, but we've also gathered net new assets by delivering clients the service they want.

These new and growing services have more than offset the AUM and fees we've lost as a result of performance challenges and outflows in core equity services. Today a larger percentage of our assets is performing well and growing, and a smaller percentage is stressed. That's clear from the share of AUM that these areas now represent, and taken together, they have grown nearly 50% since the end of 2008. They've come to represent 70% of our total firm AUM, up from less than half, and annualized fees are up 61% during that time, and approaching 60% of our total firm base.

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Final Transcript
Jul 29, 2011 / 12:00PM GMT, AB - Q2 2011 Alliancebernstein Holding L.P. Earnings Conference Call

So let me be clear on one thing. We're not shying away from the difficulties we face in core large cap equities. We're focused every single day on turning performance around and restoring client confidence and flows. We’ve made a lot of progress, while at the same time, maintaining the strict investment discipline in value and growth that has allowed us to historically outperform for our clients.

First and foremost, we scaled the business down to a core platform. We significantly reduced headcount and exited ancillary services like venture capital. We also cut back on nonessential spending in T&E and data services. We clarified investment roles and accountability, and we brought in new senior talent to the key services that needed it. We're innovating products in equity services as well, like international SMID and equity income and have new offerings in the works for the fall.

Even as we pursue these new products, we're going to stick to our research beliefs in our core equity services. Why? Because we've proven time and again that focusing on long-term value characteristics, including cheap cash flows in value stocks and undervalued earning growth potential in growth stocks, is a strategy that's rewarded across market cycles and is in the best interest of our clients. Our core large cap equity business is a key business to our franchise, and will remain so in the future.

As I said in the beginning, we remain focused on 4 principles. Performance and servicing clients, broadening our business, innovating with products, and creating operating leverage. I'll turn it over to David now for some of the specifics on flows, performance and our different channels.

David Steyn - AllianceBernstein Holding L.P. - COO

Thank you, Peter. As with Peter, my goal today will be to convey just how much is going right at AllianceBernstein, even as we acknowledge the many challenges we continue to face. So let's begin with assets under management and flows. As you can see from slide 10, we ended the quarter with AUM of $461 billion, down $16 billion, or 3%, from the end of the first quarter, and up 3% year-over-year. Our average AUM is down slightly from prior quarter, and flat versus last year.

Gross sales declined by 13% from the first quarter, and by about a quarter from the same period last year, and redemptions increased as well which led to $19.5 billion in net outflows in the quarter versus $14 billion last quarter. Looking at the rolling quarter view you can see the net outflows increased across all channels in a difficult market environment. Outflows accelerated as the quarter progressed, with June our most challenged month.

Let's turn to institutional flows on slide 12. Gross redemptions were about even with last quarter, yet gross sales declined by 29%. As a result, our net outflows were up by about $2 billion in the quarter. With the sales decline, and I'm now on slide 13, we still increased our pipeline by $2.2 billion during the quarter to $6.2 billion. And that's after several large fundings as well. Even more encouraging, we booked new business across a number of our strategies. Most notably, we secured an additional $1.9 billion customized retirement strategies mandate from an existing client for both advice on asset allocation and asset management services, which carries a higher fee than glidepath alone.

Beyond that, we had major wins in emerging markets fixed income, in real asset strategy, in real estate, and in global bonds. Our fixed income business continues its momentum, particularly in Asia, where we had $1.3 billion in gross sales from new and existing clients. And we grew our CRS AUM by another $2 billion in the second quarter. These deals can take 2 to 3 years to come to fruition, but with new commitments from long-standing clients like Merck and new accounts from clients like United Technologies, GE and Yum! brands, we are steadily growing this important business for us.

Our CRS client satisfaction ratings are unprecedented. In a recent client survey, 100% of respondents said they were either very likely or likely to recommend our services. So we feel confident the momentum will continue.

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Final Transcript
Jul 29, 2011 / 12:00PM GMT, AB - Q2 2011 Alliancebernstein Holding L.P. Earnings Conference Call

Of course, in all our businesses, performance is the single largest driver of client satisfaction, and here once again our fixed income business did not disappoint. Slide 14 shows that we maintained our relative outperformance in virtually every major service across the 1, 3 and 5-year periods. You can see as well our particular strength in global and in emerging markets debt. As Peter pointed out earlier, we have a number of equity services that have consistently outperformed for years. Small and SMID Cap, and Japan Strategic Value are all relative leaders. U.S. Thematic is nearly 10 percentage points above its benchmark in the past year. U.S. SMID Cap Growth relative performance for the 1 year is plus 17%, and U.S. Small Cap Growth, plus 15%.

We've shown you in the past how in coming back from the market bottom, many of our equity services have outperformed their peers. These include even our largest and most challenged services, like strategic value and global strategic value. Strategic Value holds a 4 percentage point lead relative to its peers, and Global Strategic Value a 10 percentage point lead, while International Strategic Value is on a par with their peers.

I mentioned earlier that outflows accelerated as the quarter progressed, with June our most difficult month. This was most apparent in Retail. You all track monthly data so you know that equity fund flows turned negative in May and outflows accelerated dramatically in June.

Slide 17 shows that while we increased our Retail gross sales, redemptions were up more, resulting in net outflows of $2 billion. That said, we attracted $1.3 billion in non-US Retail net flows during Q2, up from $1 billion in Q1, with continued strength in fixed income. Slide 18 illustrates some of the positive trends we continue to see in retail. That gross sales growth continues, fueled by a fixed income franchise and has grown AUM by more than 85% in the past 2.5 years. That our mutual fund business is strong, and in positive net flow territory - most of the increase in Q2 redemptions came from one large sub-advisory termination. And that new products like our dynamic asset allocation continue to gain traction. Winning new dynamic asset allocation business from 3 major insurance providers in the quarter shows how important this strategy is becoming to our retail growth prospects. Top performance in both our heritage and new products is fueling our sales growth.

You can see in slide 20 how reinvigorating our Retail business truly is paying dividends. Since the beginning of 2009, we've introduced 47 new retail products around the world. That together have garnered or gathered $11.4 billion in new assets. These new products are performing well out of the gate, and are gathering net new assets. At the same time, top performing heritage products are seeing increased sales. The funds we highlighted at the bottom left, together increased sales by about 40% sequentially in both last year's second half and this year's first half. Very good things are happening in this business. We are pleased with how it's held up in such a challenging and volatile market environment.

Turning to Private Client, we had challenges here in the second quarter, including lower gross sales and higher redemptions. As a result, net outflows were $2.6 billion. Even with this tough quarter though, our year-to-date net flows are better than last year, and revenue is up as well. Our people have done a tremendous job of servicing, advising, and retaining clients in an incredibly volatile time in the market. PAA has been a critical tool in smoothing the ride for our clients. This innovative service continues to play an increasing part in client portfolios, growing in both number of accounts and share of total client assets with DAA overlay.

We also keep bringing in new accounts that are more diversified and more global in nature which supports a fee realization rate in Private Client that is significantly higher than firm average. And we're having a positive response in a new service we launched several months ago that delivers customized solutions to ultra high net worth clients. Following on the success we had with initiatives like PPIP and the Strategic Opportunities Fund, we're designing new services specifically for this segment of the market. When you combine the track record we delivered the last time with the fact that the same teams are launching these new services, we feel good about our ability to service this top tier of wealth clients.

Finally, a few words on our sell-side research business, highlighted on slide 22. As has been widely reported in the press, the second quarter saw significant declines in total transaction volumes across every region. In the U.S., combined second-quarter New York Stock Exchange and NASDAQ volumes were down 9% versus the first quarter and 30% year-over-year. Because of this, Bernstein Research Services, one of our strongest performers in the first quarter, experienced revenue declines of 10% from the first quarter and 8% from last year's second quarter. July's transaction volumes were weak as well, and research shows average portfolio holding periods at their longest since 1993, so the challenges continue in this business.

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Final Transcript
Jul 29, 2011 / 12:00PM GMT, AB - Q2 2011 Alliancebernstein Holding L.P. Earnings Conference Call

Yet near term difficulties are not impeding our long-term strategy of pursuing new business initiatives and broadening our global footprint. We further built out our Asia-Pac platform in the quarter with new analyst hires and additional sales support in New York and London. We expect to reach critical mass in publishing in Asia by the end of next year, and our research capabilities were recognized again by 2 major annual surveys in Europe. So I'll conclude by saying that we recognize the areas of our businesses that are challenged, and we are, as Peter said, very focused on that. Yet at the same time, we demonstrated again this quarter that we're successfully broadening our global presence and our client offerings. That's why we're confident in what the future holds for AllianceBernstein. Now, let me turn it over to Ed for his discussion of the financials.

Ed Farrell - AllianceBernstein Holding L.P. - Controller, Interim CFO

Thank you, David. Now let me give you the second-quarter adjusted financial highlights reported earlier today. Adjusted earnings per unit were $0.35 in Q2, that's down $0.06 from Q1, and down $0.02 from Q2 2010. Adjusted revenues of $637 million were down 3% from Q1 and 1% versus the prior year quarter. Adjusted operating expenses were down 1% versus the prior quarter and up 1% from the prior year quarter. Our adjusted operating margin was 19.7% in Q2, down from 21.9% in Q1, and from 20.9% in Q2 2010. We repurchased 2.5 million units in Q2 at a cost of $51 million. Year-to-date through June 30th, we bought back 4.6 million units. We'll continue to be in the market for the remainder of the year.

Let's take a look at the high level GAAP income statement on next slide. Our GAAP earnings per unit for the second quarter were $0.34, down $0.08 versus the prior quarter, and up $0.03 from the second quarter of 2010. Quarterly net revenues of $728 million were down 4% sequentially but up 6% versus the prior year quarter. Operating expenses of $612 million were down 1% from Q1 and up 5% from Q2 2010. Operating income of $116 million was down 16% from Q1, and up 7% from Q2 2010. Our effective tax rate in Q2 was 7.1%, consistent with Q1, and still a good proxy for our full year projection.

Now I'll review our quarterly revenues and expenses in more detail. Looking at the revenue components you can see the largest variance from Q1 came from investment gains and losses line which declined $15 million in the quarter. Here we saw current quarter investment losses in seed capital and deferred compensation-related investments as compared to prior quarter gains. Base fees declined slightly from Q1, in line with decline of average AUM. As we have mentioned on previous calls, our asset mix shift over the past year has allowed us to sustain revenues as we've seen a decline in institutional equity AUM.

The decline was partially offset by what David mentioned. New account and fixed assets that are more global and diversified with higher realization rates. As David also mentioned earlier, Bernstein Research Revenues are down 10%, or $11 million, in the quarter and 8%, or $9 million, from the prior-year period. In both cases this is due to lower market volumes.

Looking at the year-over-year GAAP revenue comparison, you can see that investment losses improved as did distribution revenues which can be attributed to non-U.S. global fixed income products. On an adjusted basis, net revenues were down 3% sequentially and 1% year-over-year. That's a review of our revenue trends.

Now let's turn to our expenses. On a GAAP basis, operating expenses of $612 million were down 1% from Q1 and up 5% from 2Q 2010. Total comp and benefits decreased 4% sequentially. Incentive compensation dropped 8% from the prior quarter, primarily due to lower mark-to-market vesting of prior years' deferred compensation awards. Because we target compensation as a percentage of adjusted revenues, the 3% sequential decrease in adjusted revenues also had an impact on the decline in incentive compensation for the quarter. Versus the prior period, base compensation increased as a function of annual merit increases that includes a shift in our compensation mix from incentive to base pay as we mentioned last quarter.

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Final Transcript
Jul 29, 2011 / 12:00PM GMT, AB - Q2 2011 Alliancebernstein Holding L.P. Earnings Conference Call

Incentive compensation is up 3%, primarily due to vesting of positive mark-to-market on our deferred compensation related investments. Our compensation ratio for the first half of the year is 49.2%. Looking at our non-compensation expenses, promotion and servicing expenses in Q2 were up 7% sequentially due to higher distribution and higher T&E costs. This is a typical trend for the second quarter as we hold a majority of our conferences during this part of the year. The 11% year-over-year rise in promotion servicing expenses can be attributed to higher distribution costs and trade execution and transfer fees.

T&E costs are also up from last year as we have seen client facing activities increase. We've also seen airfare and hotel rates rise steadily over the past year, which has increased our travel costs. G&A expenses were down 1% from the prior quarter due to lower consulting costs. Year-over-year, G&A expenses were up 2% as higher professional fees and occupancy costs were partially offset by FX gains and lower technology costs. On an adjusted basis, operating expenses were down 1% sequentially and up 1% versus 2Q, 2010.

Now let me briefly review the major adjustments made to GAAP earnings to get to adjusted earnings. The deferred compensation adjustment reflects the net impact of investment gains and losses and employee compensation expense related to mark-to-market of deferred compensation. If you look at 2Q 2010, you can see that this had a large positive impact on adjusted earnings. We adjust for non-controlling interest as well. The result in Q2 2011 is adjusted earnings of $126 million, a decline from $144 million from Q1, and $135 million from 2Q, 2010.

To wrap things up, here's a quick summary of the quarter. We delivered GAAP earnings per unit of $0.34, and adjusted earnings per unit of $0.35. Adjusted net revenues declined 3%, and adjusted operating expense decreased 1% sequentially. Adjusted operating income of $126 million for the quarter was 13% lower than first quarter, and 7% lower than 2Q 2010. Adjusted operating margins declined 2.2 percentage points from the first quarter, and 1.2 percentage points versus 2Q 2010. Now, we'll be happy to take any questions you might have.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director - IR

Thank you, Ed. Sarah, we're ready for questions now.

QUESTION AND ANSWER

Operator

(Operator Instructions). Your first question comes from the line of Marc Irizarry from Goldman Sachs. Your line is open.

Marc Irizarry - Goldman Sachs - Analyst

Great. Thanks. Peter, I don't know if you can comment maybe a little bit on the recent activity that you've seen on the institutional side, just given some of the uncertainty out there and sort of demand for absolute versus relative investment products.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Good morning, Mark. I think that the institutional demand is as you put it, rotating a bit from traditional long-only products into alternative products. I say rotating a bit because there's still a significant demand for traditional institutional long-only services. I don't think that the institutional demand is going to in dollars shift that much but of course it doesn't take much of a shift to actually have a meaningful impact in the alternative business. So that's been the reason why we focused on it and I'm sure that's the reason why others in the industry are also focused on it.

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Final Transcript
Jul 29, 2011 / 12:00PM GMT, AB - Q2 2011 Alliancebernstein Holding L.P. Earnings Conference Call

Andrea Prochniak - AllianceBernstein Holding L.P. - Director - IR

Do we have other questions?

Operator

Your next question comes from the line of Cynthia Mayer from Banc of America-Merrill Lynch. Your line is open.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Hi. Couple of questions on private client, I guess. It looks like that the outflows and redemptions are larger than usual there and I'm wondering if that is tied to any particular type of client or tied to any particular strategy or if it's sort of across the board. And also, I guess on that note, can you give us specifics on how DAA's performing year-to-date, what the comparative performance is both in terms of percentage and maybe sharp ratio or something, volatility related. Thanks.

David Steyn - AllianceBernstein Holding L.P. - COO

Sure. Let me cover on the first question, which was any pattern to where we're seeing redemptions or activity in private client business. Cynthia, the answer to that is yes. It continues to be most vulnerable, we're seeing the greatest vulnerability at the institutional end of the private client business. In other words, the larger single service mandates which are quasi institutional in character and often by the way have consultant involvement. And that distorts the picture. It's also one of the reasons why the revenue decline, impact on revenue is so muted because it tends also to be much lower fee compared to the average for the business.

I'll have to come back to you with the sharp ratio on DAA for year-to-date. What I would say is whilst we never launched DAA or sold it, introduced it to our clients primarily as a source of alpha, it was designed as a way of handling tail risk and smoothing the ride of a portfolio for a private client. In fact, since inception, it has delivered alpha but more importantly, much more importantly, what it allows clients to do is have a greater exposure in the equity markets with a higher degree of comfort. But I'll come back to you with the sharp ratio for performance to date.

Operator

Your next question comes from the line of Chris Spahr from CLSA. Your line is open.

Christopher Spahr - Credit Agricole Securities - Analyst

Just a quick question. Peter, in the past you've talked about how some of the poor performance in 2008 would be rolling off and you see a big pickup in relative performance. Do you still expect that?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

We still believe that the poor performance in 2008 obviously will roll off. That's just time sensitive. It will improve our competitive rankings and we won't know until we get to the end of the year exactly what that will look like, but we do know that for certainly a period of time our competitive rankings for our major products will improve.

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Final Transcript
Jul 29, 2011 / 12:00PM GMT, AB - Q2 2011 Alliancebernstein Holding L.P. Earnings Conference Call

Christopher Spahr - Credit Agricole Securities - Analyst

Okay. I'm just looking at, say, slides 31 and 32 in the appendix and I just see the institutional -- the value and growth. I do see positive delta. I mean, I guess hopefully will continue for you guys for your sake, will go towards positive overall in the fourth quarter.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

By the end of the fourth quarter, we will have in the major services a positive impact on the 2008 rolling off.

Christopher Spahr - Credit Agricole Securities - Analyst

And have you had discussions, say, within your private clients or institutional clients like the expectations? Do you think they'll have a change in perception for Alliance? Do you think that’s going to change how they view your business?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

I'm going to comment broadly on the institutional space. I'm going to let David give you some more details. Every institutional client I've spoken to is well aware of our track record and recognizes that 2008 is going to improve the comparative statistics. But frankly, I think they're as focused on our last 12 months and current performance as that effect, meaning the 2008 rolling off and the clients that are comfortable with us today and/or giving us money today believe that the strategy that we're following, which I talked about, fundamental long-term value characteristics of both growth and value are exposures and factors that they want in their portfolio and that's what's driving client retention and additional sales.

David Steyn - AllianceBernstein Holding L.P. - COO

There's great latent performance potential in the portfolios today. On the private client side, I don't really think private clients, if I can generalize, look at three-year numbers in the way that the consultants or the institutional community do. I would say that the private clients, the typical private client is a balance between how you're doing against your competitors but also how you're doing on an absolute basis and indeed whether you're going to meet their spending needs and their income needs. I think in a way it's a much more subtle equation. I don't think the three year numbers would make a material difference one way or the other to the private client business.

Christopher Spahr - Credit Agricole Securities - Analyst

 That was just actually more in reference, when you said the institutional side of the private client.

David Steyn - AllianceBernstein Holding LP - COO

Peter has said it would be quasi institutional. I would respond in the same way. Some would respond positively, some are looking through those numbers to past 12 months and more importantly, most importantly of all, what they expect to get over the next 12 months.

Christopher Spahr - Credit Agricole Securities - Analyst

Thank you.

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Final Transcript
Jul 29, 2011 / 12:00PM GMT, AB - Q2 2011 Alliancebernstein Holding L.P. Earnings Conference Call

Operator

Your next question comes from the line of Bill Katz from Citigroup. Your line is open.

William Katz - Citigroup - Analyst

Thank you. Good morning. Good afternoon, everyone. Peter, you mentioned your opening remarks focused on improving the profitability of the Company. If you look over the last five or so quarters, the margin's been generally flat to trending down a little bit on an adjusted basis. Just sort of talk about what initiatives if any you might be pursuing to potentially boost profitability for the firm?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Well, Bill, we have been very focused on trying to reduce our occupancy expenses. You know there was a charge last year that intended to do that. We continue to be hard at work on that. Occupancy expense was a large part of the -- I'll call it fixed G&A expense -- at the end of 2008 and we know that we're going to see that decline in the next year. We also have been very focused on keeping the balance of technology and operating expenses at a constant and declining percentage of revenues, and we continue to be focused on those areas, both creating efficiencies within our systems, and locating personnel in places that are less expensive for us to operate in, and more efficient for us and in reducing the scale of those activities so they better fit our business footprint today. So we're going to continue to focus on that and I think you'll continue to see the benefits. Now, of course when you have even modest declines in the revenue line, which we had in this quarter, that has an impact on margin, because you can't always take those bigger expenses down in the quarter. So I think that margin effect that you saw this quarter is due much more to the revenue effect than it is to our slacking off somehow on the expense side.

William Katz - Citigroup - Analyst

Okay. I wasn't inferring you were slacking. Other question is just from a tax flow perspective, can you quantify the seasonality of the promotion spend? It's hard to see it year-on-year so I'm just trying to see it sequentially.

Ed Farrell - AllianceBernstein Holding L.P. - Controller, Interim CFO

Bill, this is Ed. In the second quarter, we hold a fair amount of client conferences. The private clients have their annual meetings throughout the country. There's many of those. And our sell side conferences also take place in the second quarter. Both of those actually boosted up the expenses in the second quarter. We have seen some increased travel activity by our marketing folks but that's coupled with an increase in, as I mentioned earlier, rate increases in both air fare and hotels that have driven up the cost. We expect that will probably continue a little bit for the remainder of the year, but people are very, very focused in on travel.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

One other matter that probably affects the margin a bit, Bill, as we have gone through the year, so if you look at year-over-year, we've actually increased our investment spend. We brought on new services. We're building new activities. And that increases the comp to revenue spend a bit and that obviously has an effect on margin. We obviously believe that those investments are relevant for the future and I think as Marc Irizarry asked at the beginning, where institutions are leaning to in terms of incremental flows, it's in the alternative space and that's where this investment is focused.

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Final Transcript
Jul 29, 2011 / 12:00PM GMT, AB - Q2 2011 Alliancebernstein Holding L.P. Earnings Conference Call

William Katz - Citigroup - Analyst

Okay. All right. Thank you.

Operator

Your next question comes from the line of Campbell Anthony from Macquarie. Your line is open.

Campbell Anthony - Macquarie Research Equities - Analyst

Hey, Peter. Just on the fixed income business, I would describe your guys' performance as pretty stellar and across a wide range of products. Now, despite that, we've seen very strong industry inflows and you guys have seen pretty lackluster flows. What would you credit that to?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Well, I won't characterize your observations of our lackluster flows in the industry being great as necessarily my view. I think that we've been able to grow our fixed income activity ex the institutional business which grows more slowly, I think, reasonably handsomely. And the revenue increase in fixed income, which I must say I focus on a bit, has actually grown pretty handily as well, and that was the point of the slide that we tried to show you from the end of 2008 until now. Some of that is performance but in fixed income actually performance has not been that significant. Most of that is flows.

Campbell Anthony - Macquarie Research Equities - Analyst

 Okay. Thank you very much.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

I guess I can't give you -- I haven't done a study of other people's flows. I don't really know what's in their numbers. When I look at our earnings growth, our revenue growth in the business, that's what resonates with me.

Campbell Anthony - Macquarie Research Equities - Analyst

Okay. Thank you very much.

Operator

Your next question comes from the line of Michael Kim from Sandler O'Neill. Your line is open.

Michael Kim - Sandler O'Neill & Partners - Analyst

Hey, guys, good morning. First, I know it's a bit difficult to generalize, but can you just comment on where you stand with the consultants across maybe some of your bigger strategies and whether you've seen any more kind of meaningful changes let's say in the last few quarters?

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Final Transcript
Jul 29, 2011 / 12:00PM GMT, AB - Q2 2011 Alliancebernstein Holding L.P. Earnings Conference Call

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Happy to.

David Steyn - AllianceBernstein Holding L.P. - COO

Let me start to answer that. You're absolutely right, it's impossible to generalize. It's impossible to generalize across asset classes and impossible to generalize across consultants. There's been no meaningful change in the past quarter or two. If you went back a little bit further back, as you would have expected, consultants downgraded by and large our global equity services, and then we've begun to get a great deal of traction from our global and other fixed income service. No change in that pattern, but nothing material in scale either.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay. And then secondly, now that a good chunk of your private clients are using the DAA overlay and you won some mandates on the institutional side, just curious if you could give us some color on kind of the economics of this product and how they might compare to maybe the more traditional fee rates?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

DAA is a bundled product, if you will. And it's got a very attractive cost income ratio and we think that its growth will be on the margin actually quite attractive to the firm. So we look forward to the continued growth of DAA because it will have a financially positive impact on the firm.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay. Thanks for taking my questions.

Operator

(Operator Instructions). Your next question comes from the line of Cynthia Mayer from Banc of America-Merrill Lynch. Your line is open.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Hi. Thanks for the follow-up. I just have a question, just to want to be reminded of a question on investment process. I think in the past, Alliance has used quant process as a way to screen or filter stock picks along with fundamental and I'm just wondering if that's still the case, have there been any changes in that, and maybe you could remind us, does that have anything to do with the underperformance in large caps and maybe you could remind us of how quant and fundamental interact there.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Our quantitative tools that we use in both the equity area and fixed income area remain robust and important to the process. We continue to upgrade those tools and/or add new elements of those tools into places in which we think they would bear fruit. We are absolutely an infusion of fundamental analysis and quantitative tools. I wouldn't characterize the quant tool as a front end screen. It's much more important than that. And it's much more integrated than that.

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Final Transcript
Jul 29, 2011 / 12:00PM GMT, AB - Q2 2011 Alliancebernstein Holding L.P. Earnings Conference Call

I would characterize the use of the quantitative tools as consistent. We've been doing it for a very long period of time and we continue to evolve quantitative tools, just like we continue to evolve fundamental analysis. I think the reason for our underperformance, which is what I said in my comments, is if you had to encapsulate it in one comment, our focus on long-term value trends, which right now the market is not rewarding, we know we own securities in the equity side with cheap cash flows and value. For example, for unrecognized growth potential in growth stocks and those stocks are not being valued the way we think they should be relative to the market.

We've done that for 40 years and we know that over that time period, it produces results. We think it's the right thing for clients. We're going to continue to do that, recognizing today that when we're in this macro environment where macro factors have a significant impact on valuation, that strategy may underperform. As David said, our clients are looking at what's in it in the next 12 months and when they look at that, they would prefer to own those factors.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Got it. Thank you.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director - IR

Do we have any other questions?

Operator

You have one more question. Bill Katz from Citigroup. Your line is open.

William Katz - Citigroup - Analyst

Okay. Thanks for taking my follow-up. Ed, just another few. As you think about buyback versus unit count on a go forward basis, would you expect the share count -- unit count excuse me, to trend lower or are there some options on the stock-based comp that would offset some of the buyback.

Ed Farrell - AllianceBernstein Holding L.P. - Controller, Interim CFO

I would expect, Bill, that we would continue at the same rate, if not we'd exceed the first half.

William Katz - Citigroup - Analyst

That's in terms of the repurchase?

Ed Farrell - AllianceBernstein Holding L.P. - Controller, Interim CFO

In terms of the repurchase, yes.

William Katz - Citigroup - Analyst

But in terms of the actual unit count, would that drift lower in light of that, or would that stay steady?

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Final Transcript
Jul 29, 2011 / 12:00PM GMT, AB - Q2 2011 Alliancebernstein Holding L.P. Earnings Conference Call

Ed Farrell - AllianceBernstein Holding L.P. - Controller, Interim CFO

That would drift somewhat lower and then we come to the end of the year and we would also then be making our deferred compensation awards. So that is still -- it's still too early to say what that would be.

William Katz - Citigroup - Analyst

Okay. So really more of a maintenance to offset the drift?

Ed Farrell - AllianceBernstein Holding L.P. - Controller, Interim CFO

Yes. But I would see some incremental buyback even with the deferred compensation plan.

Peter Kraus - AllianceBernstein Holding LP - Chairman of the Board and CEO

Bill, your question -- the difficulty for us answering that, we don't know how many units we're going to issue at the end of the year. I think what Ed's saying is we're going to be consistent in acquiring shares in the market and take advantage of what we think is a sensible thing to do but as the net effect on that, we won't know until the end of the year.

William Katz - Citigroup - Analyst

The bigger question associated with that, as you step back and talk about the alternatives business, I know you've had a couple tactical additions more recently. From a big picture perspective, in an effort to jump start or overcome the more traditional sides of the business, any thoughts of a more sizable transaction to perhaps infuse a little bit better flow dynamics to the business.

Peter Kraus - Alliancebernstein Holding L.P. - Chairman of the Board and CEO

I've said, as you know, a number of times that we'll be opportunistic in what we acquire. We don't have any plans to do any major transaction. And we wouldn't comment if we did. But I think acquisitions are challenging and we're going to do them where they make sense and where they don't, we won't.

William Katz - Citigroup - Analyst

Thanks for taking my questions again.

Operator

Your next question comes from the line of Marc Irizarry from Goldman Sachs. Your line is open.

Marc Irizarry - Goldman Sachs - Analyst

Great. Thanks. Just two quick follow-ups. Peter, can you just hit on the private client flows for a second, just sort of dynamic there and do you see sort of the second quarter trends as sort of an aberration or is there a change in sort of risk aversion if you will in that channel? And secondly, when you think about the longer term operating margin opportunity for the business, without making sort of any -- another sort of resizing of the cost base, what do you think the operating margin potential is in the business?

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Final Transcript
Jul 29, 2011 / 12:00PM GMT, AB - Q2 2011 Alliancebernstein Holding L.P. Earnings Conference Call

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Thanks, Mark. Those are good questions. Look, on the private client flows, I think in the second quarter, as David said we had some institutional like outflows that affected the net number which you have to sort of look at the history of the business and your conclusion would be is that's less likely to happen as you go through time because we just don't have that many of those kind of accounts. So I think the second quarter reflected that.

I don't think the private client business is reflecting a greater risk aversion, but I also don't think the opposite is true, that private clients are necessarily allocating more assets to risk right now either. I think their risk appetite has remained unchanged and generally relatively conservative but I do think the second quarter for us was a little bit off the normal path because of those institutional-like accounts that terminated in that quarter.

On the operating margin side, I think what we're trying to structure the firm, we've got a significant amount of upward leverage or increased leverage on the margin because the marginal margin of revenues in the business is quite high relative to the average, and we believe that, and it's part of the reason why we tried to show a large part of the firm that's growing, and whether that's growing from new flows or appreciation, it has the same effect, that growth and the margin of that growth is actually quite high. Because it doesn't take more expenses, fixed expenses to grow that. And so we think over time the operating margin has a significant amount of upside in it and that's why we think the business is attractive.

Marc Irizarry - Goldman Sachs - Analyst

Great. Thanks.

Operator

There are no further questions in queue.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director - IR

Thank you everyone for participating in our conference call. Feel free to contact Investor Relations with any further questions you may have from here. Thanks, and have a great day.

Operator

This concludes today's conference call. You may now disconnect.

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Final Transcript
Jul 29, 2011 / 12:00PM GMT, AB - Q2 2011 Alliancebernstein Holding L.P. Earnings Conference Call

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